Exhibit 99.1

IVAX Corporation 4400 Biscayne Boulevard Miami, FL 33137 Telephone: 305-575-6000

IVAX TO DISTRIBUTE LETTER TO SHAREHOLDERS

     MIAMI – February 2, 2005 – IVAX Corporation (AMEX: IVX, LSE: IVX.L) will distribute a letter to shareholders, the text of which follows.

Dear Shareholder:

Recently, IVAX announced that we expect to meet or exceed analysts’ consensus earnings expectations of $.19 per share for the fourth quarter 2004 and $.72 for the year 2004. IVAX ended a good year with a strong fourth quarter. Revenues for the year were at record levels and net income per share was about 50% higher than in 2003. We begin 2005 with great optimism and expect to provide earnings guidance for the year at about the time of the release of our 2004 financial data.

IVAX Pharmaceuticals, our U.S. generics company, had an outstanding 2004 during which three products with first-to-file status (metformin ER, glyburide/metformin and gabapentin tablets) were launched. Despite an environment of aggressive pricing and competition from authorized generic products for certain of our drugs which would have otherwise enjoyed a six month period of exclusivity, sales and profits for IVAX’ generic unit were strong. IVAX now has 61 Abbreviated New Drug Applications (ANDAs) pending with the FDA, twelve of which are potential first-to-files with current U.S. brand sales of almost $13 billion.

In Latin America, revenues for the five quarters ending in the third quarter 2004 were 29%, 22%, 46%, 25% and 21% higher than revenues in previous year’s respective quarters. This trend of significant revenue growth in Latin America continued in the fourth quarter 2004 and our managers there anticipate sustained aggressive growth in 2005.

Our sales and profits also continued to grow in Central and Eastern Europe. In Western Europe, our brand respiratory product sales increased, but our generics business was challenged by general pricing pressure. Our veterinary business, DVM Pharmaceuticals, Inc., had an excellent year, with strong sales and profits.

IVAX continues to make progress on its proprietary drug pipeline. On January 11, 2005, IVAX and our partner, Serono S.A., announced that a phase III study of Mylinax®, an oral formulation of cladribine, will be initiated in the first quarter of 2005. Upon approval, Mylinax could be the first orally administrated disease-modifying treatment for multiple sclerosis patients.

On November 19, 2004, IVAX announced positive phase II results for TP-38 at the Society for Neuro-Oncology meeting in Toronto and we announced the initiation of another, larger phase II trial. TP-38 is a targeted toxin being developed to treat glioblastoma, a highly malignant form of brain cancer.

We continue major phase II development of Talampanel for epilepsy. Talampanel is also in a phase II trial for brain cancer that is sponsored by the National Cancer Institute.

We’ve made significant progress with two of our soft corticosteroids. We have begun a phase II trial of our soft corticosteroid, Respicort™ (BNP-166), in Airmax™, our patented, multi-dose dry powder inhaler, to treat asthma. We also plan to file in the first half of 2005 for an approval in the European Union of another of our soft corticosteroids for the treatment of allergic rhinitis.

We recently in-licensed citicoline, a drug in advanced development, to treat acute stroke patients; and HNM-214, a polo-like kinase inhibitor, for which we are planning phase II clinical trials to treat pancreatic and prostate cancer. After successful pre-clinical development, we are commencing clinical trials for several of our new asthma molecules.

IVAX’ proprietary respiratory product business made significant advances in 2004. QVAR®, our CFC-free aerosol corticosteroid for asthma, continued to gain U.S. market share. IVAX’ QVAR sales in Europe are also growing and we expect that growth to accelerate now that IVAX has launched QVAR in Easi-Breathe®, our patented breath-operated aerosol inhaler (BOI), in the United Kingdom.

An important event for IVAX in 2004 was the FDA approval of its New Drug Application (NDA) for its patented HFA (CFC-free) formulation of albuterol in a metered dose inhaler. Albuterol is used as a “rescue” medication for the relief of asthma symptoms. HFA’s will replace the ozone depleting CFC propellants after the FDA requires the removal of CFC albuterol from the U.S. market. IVAX’ HFA albuterol MDI, launched in December 2004, is one of three CFC-free albuterol products on the U.S. market, and the potential total market is significant. IVAX also has received an approvable letter from the FDA for its NDA for its HFA formulation of albuterol in its breath operated inhaler. Final approval of this product is possible during the first half of 2005. Our breath operated inhaler eliminates the need to coordinate the release of the medicine with its inhalation, an advantage that could permit IVAX to achieve a significant share of the 50-60 million albuterol inhalers sold each year in the U.S.

IVAX’ strategy for long-term growth continues to stress the combination of a powerful generics business with the development and sales of proprietary drugs. Our strengthening worldwide marketing and sales network will help leverage the investments we are making to develop important new drug products.

Finally, we should mention that IVAX’ management is presently engaged in an extensive program to increase efficiency and reduce costs throughout our global operations in 2005.

As always, we thank our shareholders for their loyal support.

Very truly yours,

Phillip Frost, M.D.	Neil Flanzraich	Jane Hsiao, Ph.D
Chairman and	Vice Chairman and	Vice Chairman – Technical
Chief Executive Officer	President	Affairs and Chief
Technical Officer

     Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company’s financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that there are uncertainties and matters beyond the control of management, as well as a variety of assumptions and estimates with respect to financial data, which if they do not occur, or prove to be incorrect, could affect IVAX’ earnings expectations and IVAX may not, therefore, meet or exceed its guidance that the results for the fourth quarter and full-year 2004 will meet or exceed consensus analysts’ expectations; that 2004 revenues may not hit record levels and that net income may not be about 50% higher than in 2003; that the current trend in earnings growth may not continue; that IVAX may not increase the number of products in its generic portfolio; that IVAX may not receive approval of its pending ANDAs, or that if approved, the products will not be successfully commercialized; that IVAX may not have or retain first to file status on 12 ANDAs and that the market for these products may decline significantly from that obtained by brand sales; the impact of competitive products and pricing, including the impact of “authorized generics”; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; the impact of FDA’s or other administrative or judicial agency’s decisions on exclusivity periods; competitors’ ability to extend exclusivity periods past initial patent terms; that growth in any of the geographic areas in which IVAX operates may be less than anticipated; the difficulty of predicting the timeliness or outcome of product development efforts and the filing of regulatory applications; that phase I or phase II indications may not be indicative of future results; that others may develop product formulations that are superior to IVAX’ formulations; that development efforts for citicoline in the U.S. for the treatment of stroke may fail; that clinical trials for Mylinax®, TP-38, Talampanel, Respicort™ (BNP-166) in Airmax™, HNM-214 and several of our new asthma molecules, as well as clinical trials for IVAX’ other products under development, may not be commenced or completed on a timely basis or at all, may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the continued development, approval or marketing of these products for the indications being studied or other indications; that Mylinax may not be the first orally administered disease-modifying treatment for multiple sclerosis; that the collaboration with Serono may not achieve the results expected; that sales of QVAR® may not continue to grow in the U.S. or Europe; that sales of QVAR in Europe may not accelerate due to its launch in Easi-Breathe®; that IVAX may not receive final approval for HFA albuterol sulfate in its aerosol breath operated inhaler or that its launch will be delayed; market acceptance and demand for IVAX’ respiratory products may not be as anticipated; that CFC propellants may not be removed from the market when anticipated or at all; that IVAX may not be able to achieve a significant share of the albuterol inhaler market with its breath operated aerosol device; that our worldwide marketing and sales network may not continue to strengthen and may not help to leverage our investments in development; and that IVAX may not be able to increase efficiency or reduce costs in 2005. In addition to the risk factors set forth above, IVAX’ forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation, including changes in accounting regulations; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX’ Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.

     Copies of this and other news releases may be obtained free of charge from IVAX’ web site at www.ivax.com. Shareholders and prospective investors can register to automatically receive the company’s press releases via email at www.ivax.com/ComNewsv2.htm.

CONTACT:
David Malina
Director/Investor Relations & Corporate Communications
305.575.6043

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